Exhibit 10.11

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission.  Double asterisks denote omissions.

EXECUTION VERSION

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (together with Exhibit A hereto, the “Agreement”) is effective as of January 1, 2015 (the “Effective Date”), by and between Bellerophon Therapeutics LLC, a Delaware limited liability company (“Bellerophon”), and Ikaria, Inc., a Delaware corporation (“Ikaria”).  In this Agreement, each of Bellerophon and Ikaria are sometimes referred to individually as a “Party” and, collectively, as the “Parties.”

WHEREAS, Bellerophon and Ikaria are parties to a Separation and Distribution Agreement dated February 9, 2014 (the “Separation Agreement”), which sets forth the terms upon which Ikaria was separated into two independent companies, one for each of (a) the Ikaria Business (such term and each other capitalized term used but not defined herein to have the meanings given to such terms in the Separation Agreement), which continues to be owned and conducted, directly or indirectly, by Ikaria, and (b) the Bellerophon Business, which is now owned and conducted, directly or indirectly, by Bellerophon;

WHEREAS, as part of the separation of the Ikaria Business and the Bellerophon Business, Ikaria transferred to Bellerophon a number of employees that had previously provided services to Ikaria in their respective areas of expertise;

WHEREAS, following the effective date of the Separation Agreement, those former employees of Ikaria continued to provide various services to Ikaria at Ikaria’s request and with the knowledge and consent of Bellerophon;

WHEREAS, Ikaria and other Ikaria Group Members have requested that those former employees of Ikaria continue to provide such services to Ikaria, and Bellerophon is willing to permit the ongoing provision of such services on a limited time basis on an as requested, as available basis, all subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

1.                                      SERVICES

1.1                               General.  During the term of this Agreement, Bellerophon (or another Bellerophon Group Member) shall use commercially reasonable efforts to provide, or cause such Bellerophon Group Member to use commercially reasonable efforts to provide, the professional services in each of the following areas (individually, a “Service” and collectively, the “Services”) to Ikaria (or another Ikaria Group Member): (a) regulatory matters, (b) drug and device safety, (c) clinical operations, (d) biometrics, and (e) scientific affairs.  The term “Services” shall also be deemed to include services within the scope of the “Services” provided by Bellerophon to Ikaria between the effective date of the Separation Agreement and the effective date of this Agreement.

1.2                               Acknowledgment.  Ikaria acknowledges and agrees that nothing in this Agreement shall require Bellerophon or any Bellerophon Group Member to hire, obtain, or retain additional resources of any type

(whether personnel, infrastructure, or otherwise) to provide the Services, nor shall anything in this Agreement require Bellerophon (or any Bellerophon Group Member) to prioritize providing Services to Ikaria (or another Ikaria Group Member) over performing similar services for its own benefit in support of the Bellerophon Business.

1.3                               Level of Services.  Subject to Section 1.1, the Services shall be provided to Ikaria (or another Ikaria Group Member) in a manner substantially similar in scope, quality, and nature to those provided to, or provided on behalf of, the Ikaria Business prior to the date hereof.

1.4                               Cooperation.  Each Party shall cause its employees and the employees of its respective Group Members to reasonably cooperate with employees of the other Party and such other Party’s Group Members to the extent required for effective delivery of the Services.  In addition, each Party shall name a point of contact who shall be responsible for the day-to-day implementation of this Agreement (each such person, a “Service Coordinator”), including attempted resolution of any issues that may arise during the performance of any of Party’s obligations hereunder pursuant to the dispute resolution provisions referenced in Section 6.1.

1.5                               Access.

(a)                                 Ikaria shall, and shall cause the other Ikaria Group Members to, permit the Representatives of Bellerophon to have access (during normal business hours upon reasonable advance notice and in a manner so as not to interfere with the conduct of the Ikaria Business) to the information, personnel, equipment, office and storage space and Systems (as defined in Section 1.5(b) below) required for Bellerophon to provide the Services.  Notwithstanding the foregoing, neither Ikaria nor any other Ikaria Group Member shall be obligated to provide any information, documents, or access to any Person other than Bellerophon or another Bellerophon Group Member unless Bellerophon is responsible for the use and disclosure of any information obtained by such Person from Ikaria or such other Ikaria Group Member, and such Person is subject to confidentiality obligations with Bellerophon.  Further, neither Ikaria nor any other Ikaria Group Member shall be obligated to provide (i) any Restricted Information or (ii) any information or access that would result in the disclosure of any information of Ikaria or any of its Affiliates unrelated to the Services (and Ikaria and the Ikaria Group Members shall be permitted to redact any such information from any materials provided to Bellerophon or its Representatives).  Notwithstanding the foregoing, in the event that Ikaria or another Ikaria Group Member elects not to provide information, documents or access to Bellerophon or its Representatives in accordance with this Section 1.5(a), Bellerophon shall not be obligated to provide any Service to Ikaria or such other Ikaria Group Member that cannot reasonably be provided without such information, documents, or access.  Bellerophon shall cause all of its Representatives, when on the premises of Ikaria or another Ikaria Group Member or when given access to any information, personnel, equipment, office and storage space and Systems, to conform to the policies and procedures of Ikaria or such other Ikaria Group Member concerning health, safety and security which are made known to Bellerophon in advance in writing.

(b)                                 System Security.  If either Party is given access to the other Party’s (or the other Party’s Group Members’) computer system(s), facilities, networks (including voice or data networks), software, or other information technology assets (collectively, “Systems”) in connection with performance or transition of the Services (or Additional Ikaria Services), such Party shall comply with all security regulations and other policies and procedures reasonably required by the other Party (or such other Party’s Group Members) from time to time which are made known to such Party in advance in writing (“Regulations”), and will not intentionally tamper with, compromise or circumvent any security, privacy or audit measures that are employed by the other Party (or such other Party’s Group Members) and which are made known to such Party in advance in writing.  The Representatives of the Party being granted access to the other Party’s (or such other Party’s Group Members’) Systems may be required to execute a reasonable, separate system access agreement for individuals who are to have access to such Systems.  The Party being granted such access shall ensure that only those users who are specifically authorized by the other Party (or such other Party’s Group Members) to gain access to the other Party’s (or such other Party’s Group Members’) Systems as necessary to utilize or provide the Services, as applicable, gain such access.  Each Party shall be responsible for all acts and omissions of its Representatives.  If at any time a Party determines that any Representative of either Party (or a Party’s Group Members) has sought to circumvent or has circumvented the other Party’s (or the other Party’s Group Members’) Regulations or other security, privacy or audit measures or that an unauthorized person has accessed or may access the other Party’s (or such other Party’s Group Members’) Systems or a person has engaged in activities that may lead to the unauthorized access, destruction or alteration or loss of data, information or software, the determining Party shall promptly notify the other and the other Party shall have the right to immediately terminate any such person’s access to such Party’s (or such Party’s Group Members’) Systems.

1.6                               Independent Contractor.  For all purposes hereof, each Party shall at all times act as an independent contractor and shall have no authority to represent the other Party or any of the other Party’s Group Members in any way or otherwise be deemed an agent, lawyer, employee, representative, joint venturer or fiduciary of such other Party or such other Party’s Group Members, nor shall this Agreement or the transactions contemplated hereby be deemed to create any joint venture between the Parties or any of their respective Group Members.  Each Party shall not declare or represent to any third party that such Party shall have any power or authority to negotiate or conclude any agreement, or to make any representation or to give any undertaking on behalf of the other Party or any of the other Party’s Group Members in any way whatsoever.

1.7                               Changes in Law.  If either Party becomes aware of a change in applicable Law affecting compliance of the Services with such Law, such Party shall provide notice to the other Party and the Parties shall discuss in good faith (including, if necessary, discussion between each Party’s legal counsel) any necessary modifications to the Services to achieve compliance.  The Parties agree to use commercially reasonable efforts to identify a work-around solution that enables Ikaria to perform the Services in compliance with such modified Law.  If the Parties cannot agree on any such work-around, then the Parties agree to use commercially reasonable efforts to (i) modify the applicable Services to comply with such changes in applicable Law and (ii) agree on the extent (if any) to which all or a portion of the fees and expenses of Ikaria arising from such modifications shall be borne by Ikaria; provided that Bellerophon shall not be required to continue to provide the applicable Service that violates applicable Law as a result of such a change in such law or regulation, nor to modify such Service, except to the extent a modification would not result in Bellerophon being required to incur any material out-of-pocket expenses.  If compliance with applicable Law would result in Bellerophon being required to incur any material out-of-pocket expenses, Bellerophon shall not be required to continue to provide the applicable Service unless and until Ikaria and Bellerophon agree on whether all or any portion of such fees and expenses shall be borne by Ikaria and, if Ikaria and Bellerophon agree on the amount (if any) to be borne by Ikaria, Bellerophon shall promptly implement the modifications necessary to comply with such changes in applicable Law.

1.8                               Limited Additional Services by Ikaria.  During the term of this Agreement, Ikaria (or another Ikaria Group Member) shall use commercially reasonable efforts to provide, or cause such Ikaria Group Member to use commercially reasonable efforts to provide to Bellerophon (or another Bellerophon Group Member), the services set forth in Exhibit A to this Agreement (collectively, the “Additional Ikaria Services”).  In consideration of the Additional Ikaria Services, Bellerophon shall pay to Ikaria the fees set forth in Exhibit A.

2.                                      PAYMENTS

2.1                               Services Pricing. In consideration of the performance of the Services, Ikaria shall pay to Bellerophon a total of $2,000,000 (the “Service Cost”).  The Service Cost shall be paid as set forth below:

(a)                                 For Services provided between the effective date of the Separation Agreement and the Effective Date of this Agreement, $916,666.71, to be paid within 45 days after Effective Date; and

(b)                                 For Services provided in each subsequent calendar month during the term of this Agreement, $83,333.33, to be paid within 30 days after the end of the applicable calendar month; provided, however, that Services provided during the period of February 1, 2016 through the expiration of this Agreement shall be deemed to be covered by the payment made in respect of Services provided in January 2016.

2.2                               Acknowledgement.  Bellerophon and Ikaria each acknowledge and agree that the Service Cost represents a negotiated amount between them that is intended to cover not only the Services to be provided by Bellerophon to Ikaria under this Agreement, but also various additional services that Ikaria has provided to Bellerophon but for which Ikaria has not previously been compensated, specifically (a) various preventative maintenance activities relating to Bellerophon’s INOpulse device and (b) various upgrades to INOpulse devices (the “Device Activities”).  In addition, Bellerophon and Ikaria each acknowledge and agree that the Device Activities (other the “Certain Additional Device Services” described in Section II of Exhibit A) have been completed in full, and, accordingly, Ikaria is not obligated to provide any additional Device Activities under this Agreement or otherwise.

3.                                      CONFIDENTIALITY

Confidential Information.  For purposes of this Agreement, “Confidential Information” shall mean all information disclosed by either Party or its respective Group Members to the other in connection with this Agreement, whether orally, visually, in writing or in any other tangible form, and includes, but is not limited to, economic, scientific, technical, product and business data, business plans, and the like.  Confidential Information shall be treated as “Information” and shall be subject to the provisions of Article 4 of the Separation Agreement (regardless of the date on which such information was created); provided that the obligation to keep such information confidential pursuant to Section 4.1 of the Separation Agreement shall continue for five (5) years after the termination of this Agreement in accordance with its terms.

4.                                      INDEMNIFICATION

4.1                               Indemnification by Ikaria Group.  Ikaria shall, and shall cause each other Ikaria Group Member receiving Services hereunder to, indemnify and hold harmless each Bellerophon Indemnified Party from and against all Damages incurred by such Bellerophon Indemnified Party arising from the provision of Services by Bellerophon or any other Bellerophon Group Member hereunder, except as set forth in Section 4.2.

4.2                               Indemnification by Bellerophon Group.  Bellerophon shall, and shall cause each other Bellerophon Group Member providing Services hereunder to, indemnify and hold harmless each Ikaria Indemnified Party from and against all Damages incurred by such Ikaria Indemnified Party arising from gross negligence or willful misconduct by Bellerophon or any other Bellerophon Group Member or any of Bellerophon’s or such Bellerophon Group Member’s employees in providing Services hereunder, except to the extent that such employees were acting in accordance with specific written instructions from Ikaria or any other Ikaria Group Member.

4.3                               Procedures for Third Party Claims.  The Parties shall follow the applicable procedures set forth in Section 6.3(d) of the Separation Agreement with respect to any indemnified claims.

4.4                               Limitations of Liability.

(a)                                 THE LIABILITY OF THE BELLEROPHON GROUP MEMBERS IN CONNECTION WITH THE PERFORMANCE, DELIVERY OR PROVISION OF ANY SERVICE OR OTHERWISE UNDER THIS AGREEMENT SHALL BE LIMITED TO A SUM EQUAL TO THE TOTAL SERVICE COST PAID HEREUNDER TO THE BELLEROPHON GROUP MEMBERS.

(b)                                 NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS GROUP MEMBERS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS SUFFERED BY AN INDEMNIFIED PARTY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING

HEREUNDER OR THEREUNDER; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS TO A PERSON WHO IS NOT A MEMBER OF EITHER GROUP IN CONNECTION WITH A THIRD-PARTY CLAIM, SUCH DAMAGES SHALL CONSTITUTE DIRECT DAMAGES AND NOT SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 4.4(b).

(c)                                  THE SERVICES ARE PROVIDED “AS IS” AND, TO THE FULLEST EXTENT OF THE LAW, PROVIDED WITHOUT WARRANTIES, CLAIMS OR REPRESENTATIONS MADE BY BELLEROPHON, EITHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF QUALITY, PERFORMANCE, NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, NOR ARE THERE ANY WARRANTIES CREATED BY COURSE OF DEALING, COURSE OF PERFORMANCE, OR TRADE USAGE.

(d)                                 Nothing contained in this Agreement shall limit or alter (i) the obligation of either Party to indemnify the other Party pursuant to the Separation Agreement or any other Ancillary Document or (ii) the right of either Party to make a claim pursuant to the Separation Agreement or any other Ancillary Document; provided, that no Party shall obtain duplicative recoveries.

5.                                      TERM AND TERMINATION

5.1                               Term.  Unless earlier terminated in accordance with Section 5.2 below, this Agreement shall be in effect until February 8, 2016.

5.2                               Termination.  This Agreement may be terminated by either Party if the other Party (the “Defaulting Party”) has materially breached its obligations under this Agreement and if the Defaulting Party has not cured such default within thirty (30) days following the date on which the other Party (the “Notifying Party”) has given written notice specifying the facts constituting the default.  Notwithstanding the foregoing sentence, this Agreement shall not be terminated due to a default by the Defaulting Party if such default is directly attributable to a breach of this Agreement by the Notifying Party.

5.3                               Effect of Termination.  Upon termination of this Agreement for any reason, all rights and obligations of the Parties under this Agreement shall cease and be of no further force or effect, except that the provisions of Section 1.5, Section 3 and Section 4 of this Agreement shall survive any such termination or expiration.

6.                                      GENERAL

6.1                               Dispute Resolution.  The dispute resolution procedures set forth in Article 7 of the Separation Agreement shall apply to all disputes, controversies or claims that may arise out of or relate to, or arise under or in connection with this Agreement or the transactions contemplated hereby.

6.2                               Miscellaneous.  The provisions of Sections 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.8, 8.9, 8.10, 8.11, 8.12, 8.13 and 8.14 of the Separation Agreement shall apply mutatis mutandis to this Agreement, as if set forth in this Agreement in full.

6.3                               Force Majeure.  Bellerophon shall not bear any responsibility or liability for any Damages arising out of any delay, inability to perform, or interruption of its performance of its obligations under this Agreement due to any acts or omissions of the other party hereto or for events beyond its reasonable control including, without limitation, acts of God, acts of governmental authorities, acts of the public enemy or due to war, riot, flood, civil commotion, insurrection, labor difficulty, severe or adverse weather conditions, lack of or shortage of electrical power, malfunctions of equipment, or software programs, or any other cause beyond the reasonable control of such party (each, a “Force Majeure Event”); provided, that Bellerophon (a) as soon as reasonably practical following the occurrence of a Force Majeure Event, gives written notice to Ikaria of such event, including a description of the circumstances preventing its performance and of its plans and efforts to implement a work-around, and (b) uses reasonable best efforts to resume or restore performance as expeditiously as possible.  The obligations of Bellerophon seeking to be excused shall then be tolled for the duration of the Force Majeure Event to the extent that the Force Majeure Event prevents it from performing its obligations hereunder.  Ikaria shall have no obligation to pay any fees or other amounts to Bellerophon with respect to any Services that Bellerophon is unable to provide hereunder for so long as Bellerophon is unable to provide such Services in compliance with this Agreement.

6.4                               Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties with respect to the provision of the Services by Bellerophon to Ikaria, and shall supersede all oral negotiations and prior writings with respect thereto.  This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the parties.

IN WITNESS WHEREOF, each of the Parties has caused this Services Agreement to be executed on its behalf by a duly authorized officer on the date first set forth above.

IKARIA, INC., a Delaware corporation		BELLEROPHON THERAPEUTICS LLC, a Delaware limited liability company

By:	/s/ Daniel Tassé	By:	/s/ Jon Peacock

Name:	Daniel Tassé	Name:	Jon Peacock

Title:	Chief Executive Officer	Title:	Chief Executive Officer

Exhibit A

Additional Ikaria Services

I.                                        Certain Additional IT Services.  As part of the Additional Ikaria Services, Ikaria shall provide IT Help Desk Services comprised of the capture, triage, management, and resolution* of IT issues:

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*                       Bellerophon acknowledges and agrees that it is solely responsible for the cost and expense of any amounts required to be paid to a third party as part of such resolution (including, by way of example only and without limitation, the cost of replacement hardware, like replacement monitors, cables, or memory chips, the cost additional software licenses or charges for software updates or upgrades, or the cost of support services associated with any hardware, software, or application service provider support).

Bellerophon shall require its personnel, and the personnel of applicable Bellerophon Group Members, to adhere to Ikaria’s then-current SOPs in interacting with Ikaria’s helpdesk.

Pricing for Additional IT Services.  In consideration of the performance of the IT-related Additional Ikaria Services described above, Bellerophon shall pay to Ikaria a total of $90,000 as set forth below:

(a)                                 For IT-related Additional Ikaria Services provided between the effective date of the Separation Agreement and December 31, 2014, $40,000, to be paid within 60 days after Effective Date;

(b)                                 For IT-related Additional Ikaria Services provided between January 1, 2015 and December 31, 2015, $11,538 per calendar quarter, to be paid within 30 days after the end of each calendar quarter; and

(c)                                  For IT-related Additional Ikaria Services provided between January 1, 2016 and the expiration of this Agreement, $3848, to be paid within 30 days after the expiration of this Agreement.

Bellerophon will have the right to terminate the IT-related Additional Ikaria Services at any time after the Effective Date provided that Bellerophon gives Ikaria at least 60 days prior written notice of such early termination.  Fees for the billing quarter during which such termination occurs shall be pro-rated for the portion of such quarter prior to termination.

II.                                   Certain Additional Device Services.  As part of the Additional Ikaria Services, Ikaria shall provide the following services for Bellerophon’s INOpulse devices:

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Pricing for Additional Device Services.  In consideration of the performance of the device-related

Additional Ikaria Services described above, Bellerophon shall pay to Ikaria a total of $124,995 as set forth below:

(a)                                 For device-related Additional Ikaria Services provided between January 1, 2015 and December 31, 2015, $28,845 per calendar quarter, which Bellerophon shall pay to Ikaria within 30 days after the end of each calendar quarter; and

(b)                                 For device-related Additional Ikaria Services provided between January 1, 2016 and the expiration of this Agreement, $9,615, to be paid 30 days after the expiration of this Agreement).

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